Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-224799

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 31, 2018)

Phio Pharmaceuticals Corp.

772 Shares of Common Stock Issuable upon Exercise of Outstanding Warrants

This prospectus supplement modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our prospectus (the “Original Prospectus”) which is part of a registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2018, and declared effective by the SEC on May 31, 2018, related to the offering on a resale basis of, among other securities of the Company, 772 shares of our common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the exercise of warrants issued on April 11, 2018 to purchase up to 772 shares of Common Stock held by the Participating Investors (as defined below) (the “Existing Warrants”) at an exercise price of $2,079 per share of Common Stock. The Existing Warrants have been amended as described below under “Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Original Prospectus, and is qualified by reference to the Original Prospectus, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement the Original Prospectus from time to time by filing amendments or supplements as required. You should read the entire Original Prospectus and any amendments or supplements carefully before you make an investment decision.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “PHIO.” The closing price of our Common Stock on April 17, 2023, as reported by Nasdaq, was $5.88 per share.

Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 7 of the Original Prospectus and in the other documents that are incorporated by reference therein and any related free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

AMENDMENTS TO EXISTING WARRANTS

On April 20, 2023, in connection with a securities purchase agreement entered into by us with certain institutional investors dated April 18, 2023, we filed a prospectus supplement (the “Registered Direct Prospectus Supplement”) and the accompanying base prospectus with the SEC under our registration statement on Form S-3 (Registration No. 333-256100) in accordance with Rule 424(b)(5) of the Securities Act of 1933, as amended. Pursuant to the securities purchase agreement and the Registered Direct Prospectus Supplement, we offered and sold an aggregate of 353,983 shares of Common Stock. In a concurrent private placement, we also issued unregistered long-term warrants to purchase up to 353,983 shares of Common Stock (the “Series A Warrants”) and unregistered short-term warrants to purchase up to 353,983 shares of Common Stock (the “Series B Warrants”), together exercisable for an aggregate of up to 707,966 shares of Common Stock at an exercise price of $5.40 per share of Common Stock. Pursuant to the terms of the Purchase Agreement, for each share of Common Stock issued in this offering, an accompanying Series A Warrant and Series B Warrant was issued to the purchaser thereof, respectively. The issuances above are collectively referred to herein as the “Offering.”

This prospectus supplement is being filed to disclose the following:

In connection with the Offering, we entered into Warrant Amendment Agreements with the investors in the Offering (each, a “Participating Investor”) pursuant to which, in consideration for such Participating Investors’ purchase of securities in the Offering (the “Purchase Commitment”) and payment of $0.125 for each of the Existing Warrants held by such Participating Investors (the “Cash Consideration”), we agreed to reduce the exercise price of the Existing Warrants held by each Participating Investor to $5.40 per share. The Offering closed on April 20, 2023 at which time each Participating Investor satisfied the Purchase Commitment and Cash Consideration to us. No other changes to the Existing Warrants were made.

Prospectus supplement dated April 20, 2023